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[Letterhead]



April 24, 2000

Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen;

I have read Item III of Part 2 of Form 10-SB12G/A of Gene-Cell, Inc., and I am in agreement with the statements contained therein so far as they relate to my firm. I have no basis to agree or disagree with other statements of the registrant contained therein.




/S/ Schvaneveldt & Company
Schvaneveldt & Company


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